UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NETMANAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NetManage, Inc. 20883 Stevens Creek Boulevard. Cupertino, CA 95014

Zvi Alon Chairman of the Board, President & Chief Executive Officer

April 13, 2006

Dear Fellow Stockholder:

We cordially invite you to attend NetManage’s Annual Meeting of Stockholders, which will be held at our corporate headquarters, 20883 Stevens Creek Boulevard., Cupertino, CA 95014 on Wednesday, May 24, 2006 at 9:00 a.m. Pacific Daylight Time. The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached.

At this year’s Annual Meeting, stockholders will be asked to:

•	elect two directors;

•	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006;

•	conduct any other business that may properly come before the meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to complete, sign, date and promptly return the attached proxy in the enclosed postage-paid envelope, or submit your proxy by telephone or through the Internet. Submitting your completed Proxy will ensure your representation at the Annual Meeting.

We look forward to seeing you on May 24, 2006.

Zvi Alon

Chairman of the Board, President and

Chief Executive Officer

NETMANAGE, INC.

20883 Stevens Creek Boulevard

Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2006

To the Stockholders of NetManage, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetManage, Inc., a Delaware corporation, will be held on Wednesday, May 24, 2006 at 9:00 a.m., Pacific Daylight Time, located at our corporate headquarters at 20883 Stevens Creek Boulevard, Cupertino, California 95014, for the following purposes:

1.	To elect two directors to hold office until the Annual Meeting of Stockholders in the year 2009;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006;

3.	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 29, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

The attached proxy statement and attached form of proxy are being distributed to stockholders on or about April 13, 2006.

By Order of the Board of Directors

MICHAEL R. PECKHAM

Corporate Secretary

Cupertino, California

April 13, 2006

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend, please complete, date, sign and return the enclosed proxy card, or submit your proxy by telephone or through the Internet, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because NetManage’s Board of Directors is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. This proxy statement summarizes the information you need to know to vote on an informed basis on the matters to be voted on at the Annual Meeting. Stockholders of record as of the close of business on March 29, 2006 are entitled to vote. This proxy statement is being sent on or about April 13, 2006 to those persons who are entitled to vote at the Annual Meeting.

Q:	Why is my vote important?

A:	Under Delaware law and NetManage’s bylaws, no business may be conducted at the Annual Meeting unless a quorum is present at the Annual Meeting. The presence in person, or by proxy, of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business.

Q:	How many votes do I have?

A:	Each share of NetManage common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	If you are the record holder of your shares, you can vote on matters presented at the Annual Meeting in any of the following ways:

1.	You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope;

2.	You can vote online at www.proxyvote.com or at computershare.com/expressvote (if you are a registered shareholder);

3.	You can vote by telephone by calling the number shown on the proxy card, or

4.	You can attend the Annual Meeting and vote in person.

A:	If you hold your stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, or if you submit your proxy by telephone or through the Internet, your shares will be voted as you have directed for all proposals. If you sign and return your proxy card or if you submit your proxy by telephone or through the Internet, but do not specify how you would like your shares voted, the shares represented by your proxy will be voted for the election of all nominees named in this proxy statement and for the ratification of the appointment of Deloitte & Touche LLP as NetManage’s independent registered public accounting firm for the 2006 fiscal year.

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope or if you submit your proxy by telephone or through the Internet. Submitting your proxy will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy and change your vote at any time before the voting begins on any proposal.

Q:	How do I vote in person?

A:	If you are record holder of your shares and you attend the Annual Meeting, we will give you a ballot when you arrive.

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Q:	If my shares are held in a “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. A “broker non-vote” occurs when a person holding shares in “street name”, meaning through a bank or brokerage account, does not provide instructions as to how such shares should be voted and the bank or broker does not exercise discretion to vote those shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card or submitted my proxy by telephone or through the Internet?

A:	You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in a number of ways. First, if you are the record holder of your shares, you can send a written notice to the Corporate Secretary of NetManage at our corporate headquarters stating that you would like to revoke your proxy and you can complete and submit a new proxy card with a later date. Second, if you are a record holder of your shares, you can attend the Annual Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must specifically revoke your proxy. If you hold your shares through a bank, broker or other holder of record and have instructed your bank, broker or other holder to vote your shares, you must follow the directions you received from your bank or broker to change your vote.

Q:	Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A:	NetManage management does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If other matters are properly brought before the meeting and NetManage does not have notice of these matters a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the recommendations of NetManage management.

Q:	How are votes counted?

A:	Stockholders of record of NetManage common stock as of the close of business on March 29, 2006 are entitled to vote at the Annual Meeting. As of March 29, 2006, there were 9,399,450 shares of common stock outstanding. The presence in person, or by proxy, of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock therefore will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting, such as the ratification of the appointment of Deloitte & Touche LLP as NetManage’s independent registered public accounting firm for the 2006 fiscal year.

Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, NetManage will solicit proxies by mail. NetManage directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, we may retain the services of Morrow & Co., Inc., or another proxy solicitation firm, to assist in the solicitation of proxies. NetManage will pay all expenses of solicitation of proxies.

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NETMANAGE, INC.

20883 Stevens Creek Boulevard

Cupertino, California 95014

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of NetManage, Inc., a Delaware corporation (“NetManage”, the “Company”, “we”, “our” and “us” collectively), for use at our Annual Meeting of Stockholders to be held on Wednesday May 24, 2006 at 9:00 a.m., Pacific Daylight Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Meeting. The Annual Meeting will be held at our corporate headquarters located at 20883 Stevens Creek Boulevard, Cupertino, California 95014. The mailing address of the principal executive officers of NetManage, Zvi Alon (the Principal Executive Officer) and Michael Peckham (the Principal Financial and Accounting Officer), is also 20883 Stevens Creek Boulevard, Cupertino, California 95014. This proxy statement and the accompanying proxy card are being mailed on or about April 13, 2006 to all stockholders entitled to notice of and to vote at the Annual Meeting as of the record date of March 29, 2006.

NetManage’s Annual Report for the year ended December 31, 2005 is enclosed with this proxy statement.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on March 29, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. We have two classes of authorized capital stock, designated Common Stock, par value $0.01 per share (the “Common Stock”) and Preferred Stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on the Record Date, we had 9,399,450 shares of Common Stock and no shares of Preferred Stock, outstanding and entitled to vote.

Each holder of record of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes cast at the Annual Meeting, in person or by proxy, will be tabulated by an inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

As of the Record Date, our directors and executive officers named herein as a group beneficially owned 2,192,308 shares (approximately 23% of the outstanding Common Stock) and, although they do not have a formal written agreement, they have indicated their intention to vote all of their shares, over which they have voting control, in favor of the proposals described in the accompanying Notice of Meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A stockholder may revoke a proxy by: (i) filing with the Company’s Secretary at our principal executive office, located at 20883 Stevens Creek Boulevard, Cupertino, California 95014, a written notice of revocation; (ii) by submitting a new proxy bearing a later date (only your last proxy is counted), or (iii) attending the Annual Meeting and informing the Secretary in writing that such stockholder wishes to vote in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you hold your shares through a bank, broker or other holder of record and have instructed your bank, broker or other holder to vote your shares, you must follow the directions you received from your bank or broker to change your vote.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock, beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for those services, but they may be reimbursed for their out-of-pocket expenses.

In addition, we may retain the services of Morrow & Co., Inc., or another proxy solicitation firm, to assist in the solicitation of proxies. If such services are retained, Morrow & Co. or another proxy solicitation firm will receive a fee from us of approximately $7,500 plus out-of-pocket expenses. Except as described above, we do not presently intend to solicit proxies other than by mail.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector who will be an employee of the Company. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances as described herein under certain of the proposals, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required for approval of proposals presented to stockholders. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business at the Annual Meeting.

The Inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for: (i) the election of the nominees for directors set forth herein; (ii) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and (iii) at the discretion of the proxy holders, as to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares in a “street name” and do not provide voting instructions to your broker and the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a plurality of the votes cast (such as the election of a candidate for director) or a majority of the votes cast (such as the ratification of an independent registered public accounting firm).

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented at the 2007 annual meeting of stockholders must be received in writing by the Company’s Secretary at our principal executive offices, located at 20883 Stevens Creek Boulevard, Cupertino, California 95014, no later than December 15, 2006 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to the 2007 annual meeting of stockholders.

If a stockholder intends to submit a proposal at our 2007 annual meeting of stockholders which is not eligible for inclusion in the proxy statement relating to the meeting, or the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, on or before December 15, 2006, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2007 annual meeting of stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors who are independent acting in accordance with the Nominating Policy. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy was created or occurred and until such director’s successor is elected and has been qualified.

The Board of Directors is presently composed of six members. There are two directors in the class to be elected at this Annual Meeting, Mr. Zvi Alon and Mr. Abraham Ostrovsky, (each a “Nominee” and collectively “the Nominees”), each of whom is an existing director whose term of office expires at the Annual Meeting and each of whom has been nominated in accordance with the Nominating Policy. If elected at the Annual Meeting, Mr. Alon and Mr. Ostrovsky would each serve until the 2009 annual meeting of stockholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal. The Board has determined that a majority of the directors are “independent” as that term is defined in Rule 4200(a) of the listing standards of the National Association of Securities Dealers, and that, specifically Messrs. John Bosch, Uzia Galil, Darrell Miller and Abraham Ostrovsky are “independent,” as that term is defined in Rule 4200(a) of the listing standards of the National Association of Securities Dealers. There are no current family relationships between or among any of our directors or executive officers, however, Mr. Uzia Galil is the former father-in-law of Mr. Zvi Alon, the Chairman of the Board of Directors, President, and Chief Executive Officer of NetManage. Stock ownership information is shown under the heading of “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by respective individuals.

Information regarding our director nominees, and our directors not subject to reelection, at the Annual Meeting is set forth below:

Name	Age	Position
Zvi Alon	54	Chairman of the Board, Director, President and CEO
John Bosch (1)(2)(3)	71	Director
Uzia Galil (3)	81	Director
Dr. Shelley Harrison	63	Director
Darrell Miller (1)(2)	59	Director
Abraham Ostrovsky (2)(3)	63	Director

(1)	Member of the Option Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will not have any effect on the outcome of the vote on the election of directors. Shares of Common Stock may not be voted cumulatively with respect to the election of directors.

IF NO INSTRUCTIONS ARE INDICATED IN THE PROXIES, SHARES OF COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED, IF AUTHORITY TO DO SO IS NOT WITHHELD, FOR THE ELECTION OF THE NOMINEES.

If either Nominee should be unavailable for election as a result of an unexpected occurrence, the proxy holders will vote such shares for the election of any substitute nominee as we may propose. Each of the Nominees has agreed to serve if elected, and we have no reason to believe that the Nominees will be unable to serve.

Set forth below is biographical information for each Nominee and each person whose term of office as a director will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF THE NAMED NOMINEES.

Nominees for Election for a Three-Year Term Expiring at the 2009 Annual Meeting

Zvi Alon, age 54, is the founder of NetManage, Inc. and has served as our Chairman of the Board, President and Chief Executive Officer since our formation in 1990. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion-Israel Institute of Technology in Haifa, Israel.

Abraham Ostrovsky, age 63, has served as a director of NetManage since January 1998. Mr. Ostrovsky served as the Chairman of the Board of Accelio (formerly Jetform) Corporation from June 1994 to April 2002, a provider of electronic forms and enterprise workflow products, and served as its Chief Executive Officer from 1992 to 1995. Mr. Ostrovsky also served as Chairman of the Board and Chief Executive Officer of Compressent Corporation, which develops and licenses color facsimile and communications software, from March 1996 to December 1997. Mr. Ostrovsky currently serves as non-executive Chairman of CenterBeam, Inc., an information technology outsourcing servicer. Mr. Ostrovsky served as Chairman of the Board of Directors of Digital Now, Inc., a developer of digital imaging technology and Internet-based activity for the photo processing industry, from 2000 to 2003.

Directors continuing in office until the 2007 Annual Meeting

John Bosch, age 71, has served as a director of NetManage since December 1991. Currently, Mr. Bosch is a consultant. From November 1981 to December 1999, Mr. Bosch served as a general partner with Bay Partners, a venture capital firm. In 1976, he co-founded Cronus Precision Products, Inc., a digital timing company, and served as its President and Chief Executive Officer until 1981. In 1970, Mr. Bosch co-founded Anixter, Bosch and Russell, a consulting firm specializing in marketing and sales consulting for high technology companies and in technical venture analysis for the venture capital community. He is a graduate of the University of Southern California where he received a B.S. degree in mechanical engineering and an M.B.A. in International Trade.

Dr. Shelley A. Harrison, age 63, has served as a director of NetManage since July 1996. Dr. Harrison has served as Chairman of the Board of Directors of Spacehab, Inc. since 1993, a company that develops, owns and operates habitable modules and logistics supply services for the manned U.S. Space Shuttle missions, and from April 1996 to March 2003 was also the Chief Executive Officer. Dr. Harrison co-founded and served as the first Chief Executive Officer and Chairman of Symbol Technologies, Inc. from February 1973 to October 1982. Dr. Harrison is also a founder of the high-tech venture capital firms Harrison Enterprises, Inc., and PolyVentures I and II L.P., and Dr. Harrison currently serves as the Chairman of the Board of Directors of Harrison Enterprises, Inc., and member of the Board of SafeNet, Inc. Dr. Harrison received his B.S. in Electrical Engineering from New York University and received an M.S. and Ph.D. in Electrophysics from Polytechnic University. Dr. Harrison served as a consultant to the Company from May 2003 to May 2005 as described under the Compensation of Directors section on page 7 of this proxy statement.

Directors continuing in office until the 2008 Annual Meeting

Uzia Galil, age 81, has been a director of NetManage since its inception in 1990. Mr. Galil currently serves as President and Chief Executive Officer of Uzia Initiatives and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with mobile communication, innovative consumer electronics and medical informatics which he founded in November 1999. From 1962 until October 1999, Mr. Galil served as President, Chief Executive Officer, and has also served as Chairman of the Board of Directors of Elron Electronic Industries Ltd., or Elron, an Israeli high technology holding company. From January 1981 until November 1999, Mr. Galil also served as Chairman of the Board of Directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the Boards of Directors of Elbit Systems Ltd., a defense electronics affiliate of Elron, and all other private companies held in the Elron portfolio. Mr. Galil currently serves as a member of the Board of Directors of Orbotech Ltd, which makes automated optical inspection and computer aided manufacturing systems for printed circuit boards, flat panel displays, integrated circuit packaging, and electronics assemblies; Partner Communications Co. Ltd., which operates the GSM network in Israel, using the Orange brand name; and is currently Chairman of the Board of Zoran Corporation, a provider of digital solutions-on-a-chip in the consumer electronics market. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion-Israel Institute of Technology in Haifa, Israel. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, and an honorary doctorate from the Ben-Gurion University of the Negev in Israel. In addition, Mr. Galil has been awarded the Solomon Bublick Prize Laureate from the Hebrew University of Jerusalem as well as the Outstanding Electrical and Computer Engineer Award by Purdue University. Mr. Galil is a recipient of the Israel Prize for his contribution to the development of Israel’s hi-tech industry. Mr. Galil is the former father-in-law of Zvi Alon, the Chairman of the Board of Directors, President, and Chief Executive Officer of NetManage.

Darrell Miller, age 59, has served as a director of NetManage since 1993 and served as Executive Vice President, Corporate Strategic Marketing for NetManage from December 1994 to February 1996, at which time he retired. From 1987 to 1992, Mr. Miller was employed by Novell, Inc., a computer network company, in numerous positions including Executive Vice President responsible for strategic and marketing operations and Executive Vice President responsible for product development. From 1984 to 1987, Mr. Miller served as the Director of Marketing for Ungermann-Bass, a manufacturer of networking equipment. Mr. Miller also serves on the Board of Directors of Xpoint Technologies, Inc., a developer of fault tolerant software. Mr. Miller is a graduate of the University of Denver where he received a B.S. in business administration.

Board Committees and Meetings

During the fiscal year ended December 31, 2005, the Board of Directors held four meetings. Standing committees of the Board in 2005 included the Audit Committee, the Option Committee, and the Compensation Committee. During the fiscal year ended December 31, 2005, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee.

Audit Committee

The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the results of our quarterly financial reviews, our annual audit, and to discuss our financial statements. We certify that the Board adopted and approved an amended and restated charter for the Audit Committee on January 29, 2004, and that the Audit Committee has reviewed and reassessed the adequacy of the formal written charter on an annual basis. We filed a copy of our amended and restated charter for the Audit Committee with the SEC as an exhibit to our April 16, 2004 Proxy Statement. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent accountants, including pre-approval of all audit and non-audit services to be performed by our independent accountants. The Audit Committee charter has also been amended to give this committee broader authority to fulfill its obligations under the U.S. Securities and Exchange Commission (the “SEC”) and National Association of Securities Dealers (the “NASD”) requirements.

The Report of the Audit Committee is set forth beginning on page 23 of this proxy statement. The Audit Committee is currently composed of three non-employee directors: Messrs. Bosch, Miller, and Ostrovsky. The Audit Committee held four meetings during 2005. The Board has determined that all members of the Audit Committee are “independent” as that term is currently defined in Rule 4200 (a)(15) of the listing standards of the NASD. The Board of Directors has also determined that Mr. Ostrovsky meets the SEC criteria of an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Ostrovsky’s extensive background and experience includes serving as the chief executive officer of Accelio (formerly JetForm) Corporation where Mr. Ostrovsky actively supervised the company’s chief financial officer and participated extensively in dealing with accounting, auditing, and internal control and risk management issues.

Option Committee

The functions of the Option Committee are to review and recommend awards of stock options for approval by the Board of Directors under our stock option plans to employees and consultants who are not subject to Section 16 of the Exchange Act, and to recommend any changes or amendments to the Company’s stock option plans. The Option Committee currently consists of Messrs. Bosch and Miller, both of whom are independent, non-employee directors. The Option Committee met twelve times during 2005.

Compensation Committee

The Report of the Compensation Committee is set forth beginning on page 20 of this proxy statement. The Compensation Committee reviews and approves specific compensation matters including the grant of options for the Chief Executive Officer, and all executive staff who report directly to the Chief Executive Officer as well as performing such other functions regarding compensation as the Board may delegate. The Board adopted and approved an amended and restated charter for the Compensation Committee on January 29, 2004. We filed a copy of our amended and restated charter for the Compensation Committee with the SEC as an exhibit to our April 16, 2004 Proxy Statement. The Compensation Committee is currently composed of three independent non-employee directors: Messrs. Bosch, Galil, and Ostrovsky. Mr. Alon makes his recommendations to the Compensation Committee with respect to options and any repurchases under our stock option plans and the 1993 Employee Stock Purchase Plan, as amended, subject to Section 16 of the Exchange Act, for individuals other than the Chief Executive Officer. The Compensation Committee determines the terms of option grants (including the number of shares) for all such individuals. The Compensation Committee met twice during 2005.

Nominations of Candidates for Director

The Company does not currently have a nominating committee. The full Board of Directors, in consultation with the Company’s Chief Executive Officer, recommends candidates for election to the Company’s Board of Directors and from time to time reviews the appropriate skills and characteristics required of individual Board members in the context of the current make-up of the Board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting, corporate governance, and other areas that are expected to contribute to an effective Board, and therefore, the Company believes it is unnecessary to have a nominating committee. The Board adopted and approved the Company’s Nominating Policy on April 2, 2004. We filed a copy of our Nominating Policy with the SEC as an exhibit to our April 16, 2004 Proxy Statement. The Nominating Policy provides guidelines to the Board of Directors of NetManage with the identification, evaluation and recommendation of nominees for the Company’s Board for each annual meeting and is designed to assist with the evaluation of the composition of the Company’s Board and its committees. The Board of Directors shall identify potential nominees by asking current directors and executive officers to notify the Board of Directors if they become aware of persons, meeting the criteria described above, who might serve on the Company’s Board. The Board of Directors also, from time to time, may engage firms that specialize in identifying director candidates.

The Board of Directors also considers candidates recommended by stockholders for election as directors. Such recommendations should be sent to the Board in care of the Corporate Secretary at the Company’s headquarters, and should include information as to the candidate’s name, biographical data and qualifications per the Nominating Policy. The Independent Directors believe that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by a significant accomplishment in his or her field, an ability to make a meaningful contribution to the Company’s board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personnel activities. In addition, the independent directors shall examine a candidate’s specific experiences and skills, time and availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Any stockholder may communicate with either the Board as a whole, or with any individual director by sending a written communication in care of the Company’s Chief Executive Officer at the Company’s offices located at 20883 Stevens Creek Boulevard, Cupertino, CA 95014. All such communications sent to the Company’s Chief Executive Officer will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed.

The Company encourages, but does not require, the members of the Board to attend the annual meetings of stockholders and one or more members of the Board of Directors generally do attend the annual meetings. Messrs. Alon and Mr. Miller attended our annual meeting of stockholders held on June 15, 2005.

Compensation of Directors

Our non-employee directors currently receive a fixed sum of $20,000 in cash compensation per year, payable in quarterly installments, for service on the Board of Directors. In addition, the Chairman of the Audit Committee is paid $4,000 per year in cash compensation, the Chairman of the Compensation Committee is paid $2,000 in cash compensation per year, and the Chairman of the Option Committee is paid $1,000 in cash compensation per year. The designated Audit Committee financial expert receives an additional $4,000 in cash compensation per year. Non-employee directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Employee directors do not receive separate compensation for their service on the Board of Directors, although service on the Board may be considered when establishing their compensation as employees.

Our non-employee directors are eligible to receive options under the 1993 Non-employee Directors’ Stock Option Plan, as amended and restated, (the “Directors’ Plan”) and under our 1999 Stock Option Plan, as amended and restated. A total of 200,000 shares of Common Stock have been reserved for issuance under the Directors’ Plan. Under the Directors’ Plan, each person that is elected for the first time as a director and who is not otherwise employed by us or our affiliates (a “Non-Employee Director”) is granted an option to purchase 16,000 shares of Common Stock upon the date of his or her election to the Board. At each annual meeting of stockholders, including this Annual Meeting, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three months is granted an option to purchase an additional 4,000 shares of Common Stock.

Pursuant to the Directors’ Plan, options to purchase 4,000 shares were granted on June 15, 2005, the date of our 2005 annual meeting of stockholders, to each of Messrs. Bosch, Galil, Harrison, Miller, and Ostrovsky, at an

exercise price of $6.57 per share. Options to purchase 1,600 shares were granted to each of Messrs. Bosch, Galil, Miller, and Ostrovsky, at an exercise price of $6.75 on May 26, 2004, the date of our 2004 annual meeting of stockholders. Options to purchase 1,600 shares were granted to Messrs. Bosch, Galil, Miller, and Ostrovsky on May 28, 2003, the date of our 2003 annual meeting of stockholders, at an exercise price of $1.92 per share. On June 25, 2003, options to purchase 2,400 shares were granted to each of Messrs. Bosch, Galil, Miller, and Ostrovsky at an exercise price of $2.75 per share. These options represent a one-time grant in lieu of participation by these Non-Employee Directors in the voluntary stock option exchange program announced on May 26, 2003. In addition, on the date of the 2006 Annual Meeting, each of Messrs. Bosch, Galil, Harrison, Miller, and Ostrovsky, will receive an option grant of 4,000 shares at an exercise price equal to the closing price of our Common Stock on that date.

On May 28, 2003, the Company entered into an independent contractor services agreement with Dr. Shelley Harrison, a director of the Company, pursuant to which Dr. Harrison received compensation in consideration for consultancy and advisory services that he provided the Company over a two-year period. In connection with his entering into the agreement, Dr. Harrison resigned from the Company’s Audit Committee effective May 28, 2003. The terms of the agreement required the Company to pay Dr. Harrison a fixed fee of $138,000 per year, and a one time grant to Dr. Harrison of an option to purchase 150,000 total shares, inclusive of 3,200 shares Dr. Harrison was eligible to receive under the 1993 Directors Plan for 2003 and 2004 and 146,800 shares from the 1999 Plan, at an exercise price of $1.92 per share (which represents the quoted market price of the stock at the date of grant). The option vested on a monthly basis over the two-year term of the agreement. The option expires five years from the date of issuance. The fair value of the 146,800 options from the 1999 Plan was determined using the Black-Scholes option pricing model with the following assumptions: stock price $2.95–$9.65; no dividends; risk free interest rate of 2.00%–3.72%; volatility of 38%–99%; and a contractual life of five years. The fair value of the option was subject to change over the vesting period of the option based on changes in the underlying assumptions (variable award accounting). The contract with Dr. Harrison expired on May 28, 2005.

During 2005, 2004 and 2003 the Company recorded $24,000, $505,000, and $158,000, respectively as a result of the stock options awarded to Dr. Harrison, in compensation expense under this agreement based on an aggregate option fair value of $687,000. During 2005, 2004 and 2003 the Company recorded total aggregate cash and non-cash compensation of $81,600, $643,000, and $238,500, respectively related to this arrangement under General and Administrative expense in the Consolidated Statements of Operations.

Company Employee Code of Conduct

The Board has adopted a Code of Conduct that applies to the Company’s officers, directors and employees, including its principal executive, financial and accounting officers and persons performing similar functions. The Code of Conduct will be made available, without charge, upon written request made to the Corporate Secretary of the Company at its principal executive offices. In addition, it is also available on the Company’s website at www.netmanage.com. We have also filed a copy of the Code of Conduct with the SEC as an exhibit to our December 31, 2005 annual report on Form 10-K.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Deloitte & Touche LLP has audited our financial statements for the years ended December 31, 2005, 2004 and 2003. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following information describes the fees billed by Deloitte & Touche LLP to the Company for the fiscal years ended December 31, 2004 and 2005:

Fees Billed by Deloitte & Touche LLP during 2004 and 2005

The following fees were billed by Deloitte and Touche LLP the Company’s independent registered public accounting firm, for services rendered in 2004 and 2005:

Fee Category	2004	2005
Audit Fees	$411,574	$450,350
Audit Related Fees	$5,625	$7,365
Tax Fees	$35,580	$7,314
All Other Fees	$17,454	$—

Total Deloitte & Touche Fees	$470,233	$465,029

Audit Fees: Represent amounts billed by Deloitte and Touche LLP for the audit of our annual financial statements, reviews of SEC Forms 10-Q and Form 10-K and statutory audit requirements at certain non-U.S. locations. The aggregate fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) represent fees for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2004 and 2005 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2004 and 2005 and consents and assistance with review of documents filed with the SEC.

Audit Related Fees: In 2004 and 2005, Deloitte & Touche provided Audit Related Services relating to consultations concerning Sarbanes Oxley Rule 404 compliance and in 2005 a report in a non-U.S. location associated with employee tax benefits.

Tax Fees: Fees billed to us by Deloitte & Touche for 2004 and 2005 are for tax compliance, tax planning, and tax refund activity in U.S. and non-U.S. locations.

All Other Fees: The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees”, “Audit Related Fees”, and “Tax Fees”, for 2004, included software fees, and support, installation and training fees.

We did not engage Deloitte & Touche to provide services to us regarding financial information systems during 2004 or 2005.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approved all of the audit services provided by the independent registered public accountants during the fiscal years 2004 and 2005.

Audit Services and Fees: Annually, the Audit Committee will review and approve 100% of the audit services and estimated audit fees for the following year. The projections are updated quarterly and the Audit Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates.

Non-Audit Services and Fees: Annually, and otherwise as necessary, the Audit Committee will review and pre-approve 100% of the non-audit services and estimated audit fees for such services. For recurring services, such as tax compliance and statutory filings the Audit Committee will review and approve the services and estimated total fees for such matters by category and location of service. The projections are updated quarterly and the Audit Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates. For non-recurring services such as special tax projects, due diligence or other consulting, the Audit Committee will review and pre-approve the services and the estimated fees by individual project. The projections are updated quarterly and the Audit Committee will pre-approve any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman (or if he were unavailable, another Audit Committee member). Such approval would be reviewed with the entire Audit Committee at the next meeting.

The Audit Committee has considered whether the provision of the services described under All Other Fees above is compatible with maintaining Deloitte & Touche’s independence and has determined that such services have not adversely affected Deloitte & Touche’s independence.

Stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board may direct the appointment of different independent registered public accounting firm at any time during the year, if they determine that such a change would be in our best interests and those of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting, assuming a quorum is present, is necessary for approval of this proposal. Broker non-votes will have no effect on the outcome of this matter, since they will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to this proposal. Abstentions will be counted as present and entitled to vote at the Annual Meeting for purposes of this proposal but will have no effect on this proposal except that they will be counted for purposes of determining a quorum.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE FOR PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains four equity incentive plans under which individuals in the Company’s service may acquire shares of Common Stock:

The 1992 Employee Stock Option Plan

On June 26, 1992, the Board of Directors approved the 1992 Employee Stock Option Plan, (the “1992 Plan”). At the Company’s annual stockholders’ meeting on June 5, 2002, a majority of the stockholders of the Company present or represented and entitled to vote at the Meeting approved: (i) an increase in the number of shares reserved for issuance under the 1992 Plan by 214,286 shares; (ii) the addition of an annual share increase provision to the 1992 Plan beginning in the calendar year 2003 and continuing through calendar year 2007, and (iii) an extension of the term of the 1992 Plan to July 22, 2012. As of March 29, 2006, the Board had authorized and reserved for issuance 3,151,857 shares under the 1992 Plan. The 1992 Plan provides for the grant of incentive stock options to employees and officers and non-statutory stock options to employees, officers, directors and consultants. Pursuant to the terms of the 1992 Plan, the exercise price of incentive stock options may not be less than one hundred percent (100%) of the fair market value of the Common Stock (being the closing price of the shares on the NASDAQ National Market) on the date of grant (110% of such fair market value in the case of a grant to a holder of more than ten percent (10%) of the voting power of the Company’s outstanding capital stock (a “10% stockholder”)). Furthermore, the exercise price of non-statutory options granted pursuant to the 1992 Plan may not be less than eighty-five percent (85%) of such fair market value. Under the 1992 Plan stock options become exercisable at a rate of 25% of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. The maximum term of a stock option under the 1992 Plan is ten years (or five years in the case of an incentive option granted to a 10% stockholder).

As of March 29, 2006, (i) options exercisable for 1,186,732 shares of Common Stock were outstanding under the 1992 Plan, (ii) options exercisable for 1,323,679 shares of Common Stock remained available for future grants, (iii) options exercisable for 5,830,840 shares of Common Stock had been issued, (iv) options for 641,446 shares of Common Stock had been exercised, and (v) options exercisable for 4,002,662 shares of Common Stock were cancelled.

The 1999 Non-statutory Plan

The 1999 Non-Statutory Plan was initially adopted by the Board of Directors on October 25, 1999, and amended and restated on April 19, 2002 (the “1999 Plan”). At the Company’s annual stockholders’ meeting on June 15, 2005, a majority of the stockholders of the Company present or represented and entitled to vote at the Meeting approved: (i) an increase in the number of shares reserved for issuance under the 1999 Plan by 300,000 shares; and (ii) an extension of the term of the 1999 Plan to October 25, 2015. As of March 29, 2006, the Board had authorized and reserved for issuance 871,429 shares under the 1999 Plan. The 1999 Plan provides for the grant of non-statutory stock options to officers and employees in our employ, or in the employ of a subsidiary company, to members of our Board of Directors, and to independent consultants who provide services to us or a subsidiary company. As of March 29, 2006, there are approximately, 9 officers, 5 non-employee members of the Board of Directors, and 204 employees who are eligible to receive options under the 1999 Plan. However, not more than 50% of the shares authorized for issuance under the 1999 Plan may be issued pursuant to option grants made to our officers or the members of our Board of Directors. Pursuant to the terms of the 1999 Plan, the exercise price non-statutory stock options may not be less than one hundred percent (100%) of the fair market value of the Common Stock (being the closing price of the shares on the NASDAQ National Market) on the date of grant. Furthermore, the exercise price of non-statutory options granted pursuant to the 1999 Plan may not be less than eighty-five percent (85%) of such fair market value. Under the 1999 Plan stock options become exercisable at a rate of 25% of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. The maximum term of a stock option under the 1999 Plan is ten years.

As of March 29, 2006, (i) options exercisable for 391,983 shares of Common Stock were outstanding under the 1999 Plan, (ii) options exercisable for 352,554 shares of Common Stock remained available for future grants, (iii) options exercisable for 1,812,529 shares of Common Stock had been issued, (iv) options for 126,892 shares of Common Stock had been exercised, and (v) options exercisable for 1,293,654 shares of Common Stock were cancelled.

The 1993 Non-employee Directors Stock Option Plan

The Directors’ Plan was initially adopted by the Board on July 22, 1993, and amended and restated on April 29, 2003. On May 28, 2003 at our annual meeting of stockholders’ a majority of the stockholders of the Company present or represented and entitled to vote at the meeting approved an increase in the number of shares authorized so that the maximum number of shares of our Common Stock that may be delivered in respect of options granted under the Directors’ Plan is 200,000 shares and extended the term of the plan to July 22, 2013. Options may be granted under the Director Plan to directors of the Company (or any parent or subsidiary corporation) who are neither employees or affiliates of the Company at the time of the grant. All option grants will have an exercise price per share equal to 100% of the fair market value per share of Common Stock (being the closing price of the shares on the NASDAQ National Market) on the grant date. Options granted under the Directors Plan become exercisable at a rate of 25% of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. The maximum term of a stock option under the Directors’ Plan is ten years.

As of March 29, 2006, (i) options exercisable for 68,460 shares of Common Stock were outstanding under the Director Plan, (ii) options exercisable for 131,540 shares of Common Stock remained available for future grants, (iii) options exercisable for 130,838 shares of Common Stock had been issued, (iv) no options for shares of Common Stock had been exercised, and (v) options exercisable for 62,378 shares of Common Stock were cancelled.

The 1993 Employee Stock Purchase Plan

On July 22, 1993, NetManage adopted the Employee Stock Purchase Plan (the “Purchase Plan”) and the Board authorized and reserved 85,714 shares of Common Stock. On June 5, 2002 at our annual meeting of stockholders’ a majority of the stockholders of the Company present or represented and entitled to vote at the meeting approved: (i) an increase in the number of shares reserved for issuance under the Purchase Plan by 214,286 shares: (ii) the addition of an annual share increase provision to the Purchase Plan beginning in the calendar year 2003 and continuing through calendar 2007, and (iii) an extension of the term of the Purchase Plan to April 30, 2012. Effective for the offering period beginning November 1, 2005, under the Purchase Plan, NetManage employees, subject to certain restrictions, may purchase shares of Common Stock at a price per share that is equal to 95% of the fair market value of the Common Stock (being the closing price of the shares on the NASDAQ National Market) on the last business day of each purchase period. For the years ended December 31, 2005, 2004 and 2003, 86,067, 75,354, and 87,686 shares respectively, were issued under the Purchase Plan at prices ranging from $4.25 to $4.38, $4.39 to $4.51 and, $0.72 to $1.15 per share, respectively.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 29, 2006:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans adopted by the Security Holders:
1992 Plan (2)	1,186,732		$4.67	1,323,679	(2)
Directors’ Plan	68,460		$7.28	131,540
1993 Employee Stock Purchase Plan (3)	N/A	$	N/A	692,082	(4)
1999 Plan (5)	391,983		$4.00	352,554

Aggregate total of all equity compensation plans approved by security holders	1,647,175		$4.40	2,499,855

(1)	Excludes shares of common stock issuable upon the exercise of the outstanding options, warrants and rights listed in column (a).
(2)	On June 5, 2002, the stockholders approved an automatic share increase provision to the 1992 Plan pursuant to which the share reserve under the plan shall automatically increase on the first trading day of January in each calendar year. Beginning with the 2003 calendar year through the calendar year 2007, the share reserve under the plan shall increase by an amount equal to three percent (3%) of the total number of shares of the Company’s common stock outstanding on the last trading day of December in the immediately preceding calendar year, subject to a maximum annual increase of 285,714 shares.
(3)	On June 5, 2002, the stockholders approved an automatic share increase provision to the 1993 Employee Stock Purchase Plan pursuant to which the share reserve under the plan shall automatically increase on the first trading day of January in each calendar year. Beginning with the 2003 calendar year through the calendar year 2007, the share reserve under the plan shall increase by an amount equal to one percent (1%) of the total number of shares of the Company’s common stock outstanding on the last trading day of December in the immediately preceding calendar year, subject to a maximum annual increase of 107,143 shares.
(4)	Does not include shares to be issued under the Company’s 1993 Employee Stock Purchase Plan which has as its purchase periods May 1 to October 31 and November 1 to April 30 of each year. The purchase price for shares under the purchase plan is 95% of the fair market value of the common stock on the last business day of the purchase period.
(5)	On June 15, 2005, the stockholders approved an increase in the number of shares of common stock available for issuance under the 1999 Plan by an additional 300,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of March 29, 2006 by: (i) each of our Non-Employee Directors, including each Nominee; (ii) each of the Named Executive Officers, listed in the Executive Compensation Table set forth elsewhere in this proxy statement; (iii) all of our Named Executive Officers and directors as a group, and (iv) all those known to us to be the beneficial owners of more than 5% of the outstanding Common Stock. Except as otherwise indicated below, the information as to each person has been furnished by such person, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person, except as otherwise indicated and subject to community property laws where applicable. Except as otherwise set forth below, the address of each named individual is our address as set forth herein.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent Total(%)(1)
Zvi Alon (2)	1,714,049	18.24%
John Bosch (3)	15,102	*
Uzia Galil (4)	88,712	*
Shelley Harrison (5)	160,030	1.70
Darrell Miller (6)	11,774	*
Abraham Ostrovsky (7)	20,799	*
Michael Peckham (8)	75,686	*
Peter Havart-Simkin (9)	0	*
Ido Hardonag (10)	50,659	*
Cheli Dudai-Karpel (11)	9,928	*
Ibrahim Ayat (12)	0	*
Ronald Rudolph (13)	20,148	*
All Named Executive Officers and directors as a group (17 persons) (14)	2,192,308	23.32%

Other 5% Beneficial Owners

AXA Assurances I.A.R.D (15) AXA Assurances Vie Mutuelle AXA Courtage Assurance Mutuelle 26, rue Drouot 75009 Paris, France	474,491	5.1%

AXA 25, avenue Matignon 75008 Paris, France

AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104

Emancipation Capital Master Ltd. (16) Mr, Charles Frumberg c/o 1120 Avenue of the Americas, Suite 1504 New York, NY 10036	1,288,865	13.71%

Spectrum Galaxy Fund Ltd. Zeff Capital Partners, I, L.P. Zeff Holding Company, LLC Mr. Daniel Zeff c/o 50 California Street, Suite 1500 San Francisco, CA 94111

*	Less than 1%.

(1)	Based on 9,399,450 shares of Common Stock outstanding as of March 29, 2006.
(2)	Includes (i) 42,352 shares owned by Mr. Alon; (ii) 5,428 shares held by the Alon Family Foundation, with respect to which Mr. Alon has voting and investment control; (iii) 696,801 shares held by the Alon Family Trust, with respect to which Mr. Alon has voting and investment control; (iv) 648,799 shares held by the Elyad, LLC, representing approximately 6.00% of the outstanding Common Shares, with respect to which Mr. Alon has voting rights, and (v) 320,669 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(3)	Includes 143 shares held by Mr. Bosch’s spouse. Mr. Bosch disclaims beneficial ownership of these shares. Also includes 14,959 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(4)	Includes 71,429 shares owned by Uzia and Ella Galil. Also includes 17,283 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(5)	Includes 160,030 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(6)	Includes 11,774 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(7)	Includes 13,656 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(8)	Includes 69,829 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(9)	Mr. Havart-Simkin left the Company in September 2005.
(10)	Includes 45,630 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(11)	Includes 9,928 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(12)	Mr. Ayat left the Company in July 2005.
(13)	Mr. Rudolph joined the Company in April 2003. Includes 20,148 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(14)	Includes 705,639 shares issuable upon exercise of options that are exercisable within 60 days of March 29, 2006.
(15)	Information based on Schedule 13G filed with the SEC on February 14, 2006 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutelle (collectively, “AXA Mutuelles”), AXA (“AXA”), which is controlled by AXA Mutuelles, and AXA Financial, Inc., which is owned by AXA. The Schedule 13G reports that AXA Rosenberg Investment Management LLC, which is an AXA entity and together with other related AXA entities, has sole power to vote over 216,212 shares and sole power to dispose of 474,491 shares. AXA which owns AXA Financial, Inc.; and the Mutuelles AXA, which as a group controls AXA.
(16)

Information based upon Schedule 13D filed with the SEC on December 20, 2005 by Emancipation Capital Master, Ltd, (“Emancipation Capital”); Mr. Charles Frumberg, who serves as the Managing Member of Emancipation Management LLC, which acts as investment manager of Emancipation Capital, (Emancipation Capital and Mr. Frumberg are referred to collectively as the “Emancipation Filing Persons”); Spectrum Galaxy Fund, Ltd, (“Spectrum”); Zeff Capital Partners, I, L.P, (“Capital”); Zeff Holding Company, LLC, (“Holding”); and Mr. Daniel Zeff (Mr. Zeff, who collectively with Spectrum, Capital and Holding, the “Zeff Filing Persons”) who provides discretionary investment management services to Zeff Capital Offshore Fund, a class of shares of Spectrum. Mr. Zeff is the sole manager and member of Holding, which in turn serves as the general partner for Capital. Emancipation Management acts as the investment manager of Emancipation Capital. The managing member of Emancipation Management is Charles Frumberg. The Emancipation Filing Persons and the Zeff Filing Persons are collectively referred to as the “Reporting Persons”. The Schedule 13D reports that: i) Daniel Zeff has sole power to vote 945,971 shares and sole power to dispose of 945,971 shares; ii) Spectrum has sole power to vote 532,366 shares and sole power to dispose of 532,366 shares; iii) Capital has sole power to vote over 413,605 shares and sole power to dispose of 413,605 shares; iv) Holding has sole power to vote 413,605 shares and sole power to dispose of 413,605 shares; vi) Emancipation Capital has shared power to vote 342,894 shares and shared power to dispose of 342,894 shares; and x) Mr. Frumberg has shared power to vote 342,894 shares and shared power to dispose of 342,894 shares. Collectively, the

Reporting Persons own approximately 1,288,865 shares. On December 20, 2005, Emancipation Capital and Holding entered into an agreement pursuant to which they agreed to coordinate certain efforts with respect to the proposal of certain actions and/or transactions to the Issuer.

Compliance with the Reporting Requirements of Section 16(a)

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

During our last fiscal year, Messrs. John Bosch, Uzia Galil and Abraham Ostrovsky served on our Compensation Committee. Each of Zvi Alon, our President, Chief Executive Officer, the Chairman of the Board of Directors and Nominee, John Bosch, Abraham Ostrovsky and Uzia Galil, directors of the Board, participated in the deliberations of the Compensation Committee during 2005 concerning executive officer compensation. Mr. Galil abstained from voting on Mr. Alon’s compensation since he is the former father-in-law of Mr. Alon, and although Mr. Alon attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to us and our subsidiaries during each of 2005, 2004 and 2003 to our Chief Executive Officer and certain other executive officers (collectively, the “Named Executive Officers”). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted, and certain other compensation, whether paid or deferred.

Executive Compensation Table

	Annual Compensation								Long- Term Awards	Compensation Payouts
Name and Principal Position	Year	Salary			Bonus		Other annual Compensation (1)		Restricted Stock Awards	Securities Underlying Stock Options		Long Term Incentive Plan	All Other Compensation (6)
Zvi Alon Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$ $ $	460,000 441,000 420,000		$ $ $	69,000 129,150 63,000	$ $ $	2,395 2,287 2,180	— — —	37,500 114,786 286,964	(2)	— — —	$ $ $	— — 8,207

Michael Peckham Senior Vice President, Finance and Chief Financial Officer	2005 2004 2003	$ $ $	240,000 240,000 231,000		$ $ $	30,000 58,875 28,875	$ $ $	1,187 1,183 1,137	— — —	12,000 25,296 63,239	(3)	— — —	$ $ $	— — 7,899

Peter Havart-Simkin (5) Former Senior Vice President, Worldwide Strategic Development	2005 2004 2003	$ $ $	231,641 215,000 215,000		$ $ $	— 53,750 —	$ $ $	1,049 1,049 1,049	— — —	12,000 8,850 39,485	(4)	— — —	$ $ $	— — 7,777

Ido Hardonag Senior Vice President, Worldwide Engineering (7)	2005 2004 2003	$ $ $	185,000 175,234 150,171		$ $ $	23,077 40,706 18,771	$ $ $	46,778 45,520 39,208	— — —	12,000 17,576 13,941		— — —	$ $ $	15,158 15,256 12,769

Cheli Dudai-Karpel Vice President, Israel & European Operations (8)	2005 2004 2003	$ $ $	147,170 121,725 95,000		$ $ $	13,125 19,435 —	$ $ $	40,754 34,367 28,512	— — —	10,250 6,926 12,074		— — —	$ $ $	16,187 13,741 9,878

Ibrahim Ayat Former Vice President, North America Sales (9)	2005 2004 2003	$ $ $	207,026 286,003 45,000	(10) (10)	$ $ $	— 10,000 —	$ $ $	235 372 93	— — —	9,750 12,216 30,540		— — —	$ $ $	— — —

Ronald Rudolph Vice President, Human Resources (11)	2005 2004 2003	$ $ $	185,000 175,000 115,996		$ $ $	23,125 42,125 —	$ $ $	1,643 1,542 1,536	— — —	9,750 11,082 33,121		— — —	$ $ $	— — —

(1)	Represents Group Term Life and other social benefits.
(2)	Includes 244,786 replacement options granted on December 16, 2003 at $4.78 per share pursuant to a voluntary stock option exchange program announced on May 16, 2003.

(3)	Includes 45,239 replacement options granted on December 16, 2003 at $4.78 per share pursuant to a voluntary stock option exchange program announced on May 16, 2003.
(4)	Includes 21,485 replacement options granted on December 16, 2003 at $4.78 per share pursuant to a voluntary stock option exchange program announced on May 16, 2003.
(5)	Mr. Havart-Simkin left the Company in September 2005. Salary for 2005 includes a payout for unused vacation.
(6)	Includes money reimbursed for Company sponsored travel or car allowance.
(7)	Mr. Hardonag re-joined the Company in October 2002.
(8)	Ms. Dudai-Karpel became an officer of the Company in November 2004.
(9)	Mr. Ayat left the Company in July 2005.
(10)	Includes base salary, sales commissions, and in 2005 a payout for unused vacation.
(11)	Mr. Rudolph joined the Company in April 2003.

Set forth below is biographical information for each of the Named Executive Officers, listed in the Executive Compensation Table.

Zvi Alon is the founder of NetManage, Inc. and has served as our Chairman of the Board, President and Chief Executive Officer since our formation in 1990. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion-Israel Institute of Technology in Haifa, Israel. Mr. Alon is the former son-in-law of Mr. Uzia Galil, a director of the Company.

Michael R. Peckham joined us in November 1999 as Senior Vice President, Finance, Chief Financial Officer, and Secretary. From February 1993 until November 1999, Mr. Peckham was Vice President, Finance and Administration for Simware Inc., an international software development company. Prior to that, he served as Chief Financial Officer for NORR Partnership Limited, architects and engineers from June 1987 to February 1993. Mr. Peckham holds a Bachelor of Commerce (Honors Degree) from the University of Ottawa in Ottawa, Canada. Mr. Peckham is also a Chartered Accountant in the Province of Ontario, Canada.

Peter R. Havart-Simkin joined us in August 1998 as Senior Vice President, Marketing. In November 1999, he was appointed as Senior Vice President, Worldwide Strategic Development. Mr. Havart-Simkin came to NetManage through our acquisition of FTP Software where he had served as Chief Technology Officer since July 1996. Prior to joining FTP, Mr. Havart-Simkin served with Firefox as Vice President and Chief Technical Officer from January 1994 to July 1996, when Firefox was acquired by FTP, and as Vice President of Marketing and Product Strategy from August 1989 until January 1994. As the original founder of Firefox, Mr. Havart-Simkin also served as a director of Firefox from August 1989 to February 1995. Mr. Havart-Simkin studied physics and mathematics at Windsor College in the United Kingdom. Mr. Havart-Simkin is also a Fellow of the Institute of Sales and Marketing Management (FInstFMM) and a registered Consultant in Information Technology (CIT). Mr. Havart-Simkin left the Company in September, 2005.

Ido Hardonag re-joined us in October 2002 as Senior Vice President, Worldwide Engineering. Mr. Hardonag is responsible for worldwide engineering and research and development for the Company’s current and future product lines and was previously employed by NetManage from July 1992 to January 2000 in several engineering management positions, the most recent as Vice President, Research and Development. Prior to re-joining the Company, Mr. Hardonag served as an independent consultant, between October 2001 to September 2002, providing consulting services to a number of companies. Prior to that Mr. Hardonag was with TeleKnowledge Group, a start-up company in Israel where he served as Vice President, Research and Development from January 2000 to September 2001. He was responsible for core product development, new product releases and customer-related projects for its e-billing product. Mr. Hardonag received a B.S. in computer science from Tel-Aviv University in Tel-Aviv, Israel and a M.S. in computer science from the University of Southern California.

Cheli Dudai-Karpel re-joined us in March 2003 as Director, European and Israel Operations and was promoted to Vice President, European and Israel Operations in November 2004. Prior to re-joining the Company, Ms. Karpel worked as a consultant from November 2002 to March 2003. From December 2000 to November

2002 Ms. Karpel worked for Anota Ltd., a provider of e-business solutions for host-to-web access, initially as COO and was promoted to CEO in September 2001. Ms. Karpel worked from December 1999 to December 2000 for Internet2Anywhere, an Israeli based wireless internet provider, as Vice President, Marketing. From May 1993 to January 1999 Ms. Karpel worked for the Company and was a founding team member for NetManage Ltd. Ms. Karpel holds a B.A. degree in Political Science and Literature and has completed M.S. studies in Social Sciences from Haifa University. She also holds a diploma in Systems Analysis and Management from Bar-Iian University in Israel and a diploma in Management and Planning from the Israeli Institute of Technology.

Ibrahim (Abe) Ayat joined the Company in October 2003. Prior to joining us, Mr. Ayat worked as a consultant from October 2002 to October 2003 specializing in the area of mergers and acquisitions. Mr. Ayat served as Vice President, Americas Field Operations with ON Technology Corporation, a company specializing in enterprise infrastructure and asset management software, from June 2001 to September 2002. From January 2001 to June 2001, Mr. Ayat worked as an independent consultant. From July 1995 to January 2001, Mr. Ayat served as vice president of North American Field Services and Sales Support with Novadigm, Inc., a software company that provides IT infrastructure and management solutions for the enterprise. Mr. Ayat held various sales and management positions at OpenVision Technologies, Inc. and Ingres Corporation, prior to joining Novadigm. Mr. Ayat holds a B.S. degree in Computer Science from the University of San Francisco, California. Mr. Ayat left the Company in July, 2005.

Ronald Rudolph joined us in April 2003. Mr. Rudolph worked as a consultant from August 2001 to March 2003. Mr. Rudolph was the Senior Vice President of Administration at Infogrames Interactive Software, Inc., an interactive software manufacturer, from December 1999 to July 2001. Prior to that, he was the Vice President of Administration at Wyse Technology, Inc, a computer manufacturer, from August 1998 to December 1999. Mr. Rudolph worked at 3COM Corporation, a computer-networking manufacturer, from October 1994 to August 1998 as Vice President of Human Resources Operations. Mr. Rudolph holds a M.S. and Psy. D. in Psychology from California Coast University, Santa Ana, CA, and a B.A. in Psychology from University of California, Santa Cruz. Mr. Rudolph also studied Increasing Human Resources Effectiveness at Harvard University and received a Certificate in Executive Management from the Wharton School, University of Pennsylvania.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in 2005. Except as otherwise indicated below, all options were granted under the 1992 Stock Option Plan, and the exercise price of the options was set at the fair market value as of the date of grant.

Individual Grants

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)(2)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (4)
Name					5%	10%
Zvi Alon	37,500	11.38%	$6.56	1/25/2015	$154,654	$391,894
Michael Peckham	12,000	3.64%	$6.56	1/25/2015	$49,489	$125,406
Peter Havart-Simkin	12,000	3.64%	$6.56	1/25/2015	$49,489	$125,406
Ido Hardonag	12,000	3.64%	$6.56	1/25/2015	$49,489	$125,406
Cheli Dudai-Karpel	10,250	3.11%	$7.12	2/10/2015	$45,881	$116,262
Ibrahim Ayat	9,750	2.95%	$6.56	1/25/2015	$40,210	$101,892
Ronald Rudolph	9,750	2.95%	$6.56	1/25/2015	$40,210	$101,892

(1)	Options granted pursuant to the 1992 Plan and shall become exercisable in installments over a period of four years from the date of grant. Twenty-five percent (25%) of the shares shall vest on the first anniversary of the date of grant and one forty-eighth (1/48) of the shares shall vest each month thereafter.

(2)	All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.
(3)	The Board of Directors may reprice options pursuant to certain standard adjustment provisions under the 1992 Plan.
(4)	Potential realizable value are: (i) net of exercise price before taxes: (ii) based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option terms, and (iii) based on the assumption that the option is exercised at the exercise price and sold on the last day of the term at the appreciated price. These numbers present hypothetical future values that might be realized on exercise of options. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect our assessment of future stock price growth.

Option Exercises and Year-End Option Values

The following table sets forth certain information concerning the exercise of stock options by Named Executive Officers during 2005 and the number and value of unexercised options held by the Named Executive Officers as of December 31, 2005. No stock appreciation rights were held at the end of such year by any Named Executive Officer. The values set forth below have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Common Stock on March 29, 2006 of $5.86, as reported on the NASDAQ National Market.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable/Unexercisable	Exercisable/Unexercisable
Zvi Alon			285,442//153,808	$132,025/$20,640
Michael Peckham	—	—	60,575/39,960	$27,884/$5,759
Peter Havart-Simkin	33,676	47,277	0/0	$0/$0
Ido Hardonag	—	—	35,222/38,295	$102,060/$33,217
Cheli Dudai-Karpel	3,020	9,850	4,746/20,484	$4,094/$7,115
Ibrahim Ayat	2,077	457	0/0	$0/$0
Ronald Rudolph	5,000	25,841	12,293/31,244	$13,333/$31,487

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

Compensation Philosophy

Our primary goal is to align compensation with our business objectives and performance. Our aim is to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

•	We pay competitively with leading software and high technology companies with which we compete for employees and other service providers;

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels, and

•	We provide significant equity-based incentives for executives and other key employees to ensure that these individuals are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

Executive Officer Salaries

With respect to the executive officers hired in 2005, salary, potential bonus and stock option grants were determined on the basis of negotiations between us and each officer with due regard to the officer’s experience, prevailing market conditions and internal equity. Similarly, we negotiated with the former executive officers at the time of such officer’s hiring and reached a level of compensation that we believed was reasonably required to obtain the services of such officer.

Annual Incentive Compensation

Historically, a substantial portion of the cash compensation paid to our executive officers, including the Chief Executive Officer, has been in the form of discretionary cash bonuses payable on a quarterly basis. The Compensation Committee believes that the bonus compensation of the Chief Executive Officer and our other executive officers should be expressly linked to our performance. Consistent with this philosophy, a designated portion of the bonus compensation is contingent primarily upon achieving a sufficient level of corporate profitability and the Company’s overall financial performance. Bonus payments are based on a target bonus pool established at the beginning of the year for each officer.

In reviewing 2005 discretionary bonuses, the Compensation Committee determined that the Company’s goals for the first quarter and fourth quarter of 2005 were attained and, accordingly, awarded discretionary bonuses, which were paid in the fourth quarter of 2005 and the first quarter of 2006.

Long-Term Incentives

To date, long-term incentives have consisted solely of grants of options to purchase our Common Stock. Generally, the Compensation Committee makes stock option grants annually to certain of our executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our Common Stock at a fixed price per share (being the closing price of the shares on the NASDAQ National Market on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual, the relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

Our primary long-term incentive program presently consists of the 1992 Plan, the 1999 Plan and the Purchase Plan. Options granted under the 1992 Plan generally vest over four years beginning on the first of the month following the date of hire of the optionee. These options are subject to a 25% cliff-vesting period that matures on the one-year anniversary of the grant date after which they are subject to monthly vesting to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the 1992 Plan is generally 100% of the fair market value (being the closing price of the shares on the NASDAQ National Market) of our Common Stock on the date of grant. The 1999 Plan provides for the grant of non-qualified stock options for employees of the Company (or a subsidiary corporation). Options granted under the 1999 Plan generally vest over four years beginning on the date of grant of the option. These options are subject to a 25% cliff-vesting period that matures on the one-year anniversary of the grant date after which they are subject to monthly vesting. Under the Purchase Plan, NetManage employees, subject to certain restrictions, may purchase shares of Common Stock at a price per share that is equal to 95% of the fair market value (being the closing price of the shares on the NASDAQ National Market) of the Common Stock on the last business day of each offering period.

Company Performance and Chief Executive Officer Compensation

The 2005 salary and potential bonus of Mr. Alon, our Chief Executive Officer were established by the Compensation Committee in light of Mr. Alon’s responsibilities as President and Chief Executive Officer, on the basis of the salary received by him in 2003 and 2004 and our overall 2004 performance. Mr. Alon’s annual salary for 2005 was $460,000, and his target bonus was $276,000. The Committee determined that Mr. Alon’s salary and bonus are necessary to maintain Mr. Alon’s compensation at a competitive level in the industry. The Committee then reviewed Mr. Alon’s performance during fiscal year 2005, taking into account the Company’s overall financial performance, Mr. Alon’s specific business achievements over the last year and progress that had been made with respect to certain Company initiatives. The Compensation Committee determined that our goals were attained in the first quarter of 2005, and, accordingly, awarded discretionary bonuses to executive staff. As a result, Mr. Alon received a bonus of $69,000 paid in the fiscal year 2005.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. The Compensation Committee considers the implications of this deduction limitation as one of many factors when setting compensation policy and making individual compensation determinations. The 1992 Plan contains provisions that permit certain grants to be made that would qualify for the performance-based exception. However, not all grants issued under the 1992 Plan qualify for this exception. The Compensation Committee does not expect that the Company would be denied a deduction under Section 162(m) for compensation paid during 2005; however, it is possible that in 2006 or some future year, a portion of the compensation deemed paid to a Company executive based on the exercise of one or more options will not be deductible under Code Section 162(m).

Submitted by the Compensation Committee of the Board of Directors:

John Bosch

Uzia Galil

Abraham Ostrovsky

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2005, included in our Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed NetManage’s audited financial statements with our management. The Audit Committee has discussed with NetManage’s independent registered public accountants, Deloitte & Touche LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of NetManage’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from NetManage.

Management is responsible for our financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accountants, is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not our employees and may not be, and may not represent themselves to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on NetManage’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent registered public accountants are in fact “independent”.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

John Bosch

Darrell Miller

Abraham Ostrovsky

PERFORMANCE GRAPH

The following graph shows the total stockholder return of an investment of $100 in stock on December 31, 2000 or index including reinvestment of dividends. for; (i) the Company’s Common Stock; (ii) the NASDAQ Stock Market (U.S.) Index; and (iii) the RDG Software Composite Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31st of each year:

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE OF CONTROL ARRANGEMENTS

We have no employment contracts or change of control agreements with any of our Named Executive Officers, however, the Company entered into a non-compete arrangement with David Richards, former Vice President and General Manager, Librados Product Line, as part of the Stock Purchase Agreement dated September 22, 2004, in connection with the acquisition of Librados, Inc. Mr. Richards left the Company on July 25, 2005. We have filed a copy of the Stock Purchase Agreement dated September 22, 2004, with the SEC with our Form 10-Q filed November 12, 2004, for the period ended September 30, 2004.

Currently, in the event a change in control of the Company occurs, each outstanding option issued pursuant to: (i) the 1992 Plan; (ii) the 1999 Plan, or (iii) Directors’ Plan will automatically accelerate in full, subject to the limitations as stated below. All options granted under the 1992 Plan prior to its April 25, 2003 restatement will accelerate in full upon a change in control. In the event of a change in control, each outstanding option under the 1992 Plan as amended and restated will automatically accelerate in full, unless; (i) the option is assumed by the successor corporation or otherwise continued in effect, or (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the 1992 Plan will immediately vest, except to the extent that our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Board or Option Committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event the optionee’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

The Board or Option Committee will have the discretion to structure one or more option grants under the 1992 Plan so that those options will vest immediately upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.

All options granted under the 1999 Plan as amended and restated, will automatically accelerate in full and will be exercisable for a period of at least 10 days prior to the closing in the event of: (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged. Such options shall be terminated if not exercised prior to the closing of such transaction; provided, however, that in no event shall any such accelerated vesting or termination of the options occur in connection with a transaction effected solely for the purpose of changing the situs of the Company’s incorporation (e.g. from Delaware to California).

All options granted under the 1993 Directors Plan, as amended and restated, will automatically accelerate in full in the event of: (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged at the time during which such option may be exercised shall be accelerated and the options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, any outstanding options shall terminate if not exercised prior to such event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

On May 28, 2003, the Company entered into an independent contractor services agreement with Dr. Shelley Harrison, a director of the Company, pursuant to which Dr. Harrison he received compensation in consideration for consultancy and advisory services that he provided the Company over a two-year period. In connection with his entering into the agreement, Dr. Harrison resigned from the Company’s Audit Committee effective May 28, 2003. The terms of the agreement required the Company to pay Dr. Harrison a fixed fee of $138,000 per year, and a one time grant to Dr. Harrison of an option to purchase 150,000 total shares, inclusive of 3,200 shares Dr. Harrison was eligible to receive under the 1993 Directors Plan for 2003 and 2004 and 146,800 shares from the 1999 Plan, at an exercise price of $1.92 per share (which represents the quoted market price of the stock at the date of grant). The option vested on a monthly basis over the two-year term of the agreement. The option expires five years from the date of issuance. The fair value of the 146,800 options from the 1999 Plan was determined using the Black-Scholes option pricing model with the following assumptions: stock price $2.95–$9.65; no dividends; risk free interest rate of 2.00%–3.72%; volatility of 38%–99%; and a contractual life of five years. The fair value of the option is subject to change over the vesting period of the option based on changes in the underlying assumptions (variable award accounting). The contract with Dr. Harrison expired on May 28, 2005.

During 2005, 2004 and 2003 the Company recorded $24,000, $505,000, and $158,000, respectively as a result of the stock options awarded to Dr. Harrison, in compensation expense under this agreement based on an aggregate option fair value of $687, 000. During 2005, 2004 and 2003 the Company recorded total aggregate cash and non-cash compensation of $81,600, $643,000, and $238,500, respectively related to this arrangement under General and Administrative expense in the Consolidated Statements of Operations.

The Company has been informed by Dr. Harrison that he plans to adopt a written stock and option trading plan pursuant to Rule 10b-5 promulgated under the Securities Exchange Act of 1934. Under the terms of the plan, Dr. Harrison will sell shares of the Company on a non-discretionary basis pursuant to the limitations of the plan. Dr. Harrison has indicated that the plan and the trading contemplated thereby will be in compliance with the federal securities laws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are NetManage stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or contact the Company’s Secretary, Michael R. Peckham at the Company at (408) 973-7171. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Peckham

Corporate Secretary

April 13, 2006

A copy of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 23, 2006, is available without charge upon written request to: Investor Relations, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014 or online at www.netmanage.com.

NetManage, Inc.

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DESIGNATION (IF ANY)

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Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

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PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR ITEM 2.

A Election of Directors

1. To elect two directors to serve until the Annual Meeting of Stockholders to be held in 2009 or until their successors are duly elected and qualified.

For

Withhold

01—Zvi Alon

02—Abraham Ostrovsky

B Issues

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of NetManage, Inc. for the current fiscal year ending December 31, 2006.

Mark this box with an X if you plan to attend this meeting.

For

Against

Abstain

Mark this box with an X if you have made comments below.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement dated April 13, 2006 relating to the Annual Meeting. PLEASE MARK, DATE, SIGN AND RETURN

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If a corporation, sign in full corporate name by president or authorized officer. If a partnership, sign in partnership name by an authorized person. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. This proxy must be dated.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

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Proxy—NetManage, Inc.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING TO BE HELD MAY 24, 2006

The undersigned revokes all previous proxies, hereby constitutes and appoints Zvi Alon and Michael Peckham, and each of them singly, with full power of substitution, as proxies to vote and act at the NetManage, Inc. 2006 Annual Meeting of Stockholders to be held on May 24, 2006 at 9:00 a.m., Pacific Daylight Time, and at any and all postponements and adjournments thereof (the “Annual Meeting”), upon and with respect to the number of shares of the common stock of NetManage, Inc., $0.01 par value per share (“Common Stock”), as to which the undersigned is entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote as designated on the reverse side, and in favor of the recommendations of management on any other matters, which may come before the Annual Meeting, all as further described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. If no such directions are indicated, the proxies or their substitutes will have authority to vote FOR the Election of Directors and FOR Item 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.

To vote using the Internet

Go to the following web site:

WWW.COMPUTERSHARE.COM/EXPRESSVOTE

Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Pacific Daylight Time, on May 24, 2006. THANK YOU FOR VOTING